Exhibit 19

QUIPT HOME MEDICAL CORP.

INSIDER TRADING POLICY

Effective as of October 1, 2024

Section 1.All Employees, Officers, Directors and their Family Members and Affiliates Are Subject to this Policy. This Insider Trading Policy (“Policy”) applies to all employees, directors, officers, and consultants of Quipt Home Medical Corp. (the “Company”) or its subsidiaries, their family members and entities over which such individuals have or share voting or investment control or otherwise exercise direction or control. This Policy also applies to any other person who receives material nonpublic information from any Company insider or is otherwise designated by the Compliance Officer. For purposes of this Policy, “family members” include people who live with you, or are financially dependent on you, and also include those whose transactions in securities are directed by you or are subject to your influence or control.

This Policy continues to apply following termination of employment or other relationship with the Company or any of its subsidiaries until after the second trading day that any material non-public information in your possession has become public or is no longer material. Each employee, officer, consultant and director is personally responsible for the actions of their family members and other persons with whom they have a relationship who are subject to this Policy, including any pre-clearances required.

Section 2.Trading in Company Securities While in Possession of Material Nonpublic Information is Prohibited. The purchase or sale of securities by any person who possesses material nonpublic information is a violation of applicable securities laws and stock exchange rules. It is important to avoid the appearance, as well as the fact, of trading based on material nonpublic information.

No person subject to this Policy who is aware of material nonpublic information relating to the Company may, directly or indirectly (through family members, other persons, entities or otherwise):

●	buy, sell, or otherwise trade in the securities of the Company,
●	advise anyone else to buy, sell, or otherwise trade in the securities of the Company; or
●	otherwise engage in any action to take personal advantage of that information.

For purposes of this Policy, the term “trade” includes any transaction in Company securities, including gifts and pledges or any hedging or derivative transactions, or other transaction, agreement, arrangement or understanding, or material amendment or termination thereof, that would be required to be reported in accordance with applicable laws or regulations (including National Instrument 55-104 – Insider Reporting Requirements and Exemptions (“NI 55-104”)).

Each person subject to this Policy may, from time to time, be required to forego a proposed transaction even if he or she planned to make the transaction before learning material nonpublic information and even though the person may suffer economic loss or forego anticipated profit by waiting.

Section 3.Trades May Occur Only During Open Trading Windows. Directors, officers and employees of the Company or any of its subsidiaries are only permitted to sell Company securities during an open “trading window.” The trading window generally opens following the close of trading on the second full trading day following the public issuance of the Company’s earnings release for the most recent fiscal quarter or fiscal year and closes on the last trading day of the then-current fiscal quarter or fiscal year. The Compliance Officer may advise directors, officers and employees of the Company and its subsidiaries when the trading window opens and closes; provided that such directors, officers and employees are charged with the knowledge of and responsible for their own compliance with this Policy in every situation. In addition to these regularly scheduled “closed” window periods, the Company may impose a special “blackout” period at its discretion due to the existence of material nonpublic information, as provided below. Even during an otherwise open trading window, directors, officers and employees of the Company and its subsidiaries are prohibited from trading in Company securities while in possession of material nonpublic information. Because this prohibition applies to actual trades, please note that merely placing a standing, limit or similar order at a time when you do not have material nonpublic information will not excuse a subsequent trade pursuant to that order fulfilled at a time when you do have material nonpublic information (unless the trade is made in compliance with Rule 10b5-1 (“Rule 10b5-1”) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (“Exchange Act”), or an “automatic plan” (referred to in Canadian securities legislation), as applicable, that has been approved by the Compliance Officer).
Section 4.Trading in Other Public Companies’ Securities While in Possession of Material Nonpublic Information is Prohibited. No person subject to this Policy who possesses material nonpublic information relating to other publicly traded companies, including our vendors, customers and partners, as a result of employment with the Company or the performance of services on our behalf, may, directly or indirectly (through family members, other persons, entities or otherwise) buy or sell securities of such companies, or advise anyone else to do so, or otherwise engage in any action to take personal advantage of that information.
Section 5.Certain Types of Transactions Are Prohibited.
●	Short Sales. Short sales of Company securities are prohibited, as short sales evidence the seller’s expectation that Company securities will decline in value, signal to the market that the seller has no confidence in the Company or its short-term prospects, and may reduce the seller’s incentive to improve Company performance. In addition, Section 16(c) of the Exchange Act, prohibits directors and officers from engaging in short sales.
●	Monetization of Equity Awards. Monetization of equity awards (such as stock options, deferred and restricted share units, and other equity-like securities) is prohibited.

●	Publicly Traded Options. Transactions in puts, calls or other derivative securities involving shares of the Company are prohibited, as any such transaction is, in effect, a bet on the short-term movement of the shares of the Company, creates the appearance of trading based on inside information, and may focus attention on short-term performance at the expense of Company long-term objectives.
●	Hedging Transactions. Hedging or monetization transactions (including but not limited to zero-cost collars, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments) are prohibited, as such transactions allow you to continue to own Company securities without the full risks and rewards of ownership and as a result, you may not have the same objectives as other shareholders.
●	Margin Accounts and Pledges. Directors, officers and other employees are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan, as such securities may be traded without your consent (for failing to meet a margin call or if you default on the loan) at a time when you possess material nonpublic information or otherwise are not permitted to trade. However, in the case of a pledge to collateralize a loan unrelated to securities trading, such as a home loan, the Compliance Officer may pre-clear the proposed pledge in limited circumstances upon concluding the transaction does not misuse material nonpublic information.
●	Short-Term Trading. Executive officers and directors who purchase Company securities in the open market may not sell any Company securities of the same class during the six months following the purchase (or vice versa), as short-term trading of the Company’s securities is not permitted under the Exchange Act, may be distracting and may unduly focus the person on short-term stock market performance, instead of the Company’s long-term business objectives, and may result in the disgorgement of any short swing profits.
Section 6.Sharing Material Nonpublic Information is Prohibited. No person subject to this Policy, or any person in a special relationship (as such term is defined in Canadian securities laws) with the Company, who possesses material nonpublic information relating to the Company or any other publicly traded companies may directly or indirectly (through family members, other persons, entities or otherwise) pass that information on to others outside the Company, including friends, family, or other acquaintances (referred to as “tipping”), other than in the necessary course of business (as such term is defined in Canadian securities laws), until such information has been disseminated to the public. You must treat material nonpublic information about our business partners with the same care required with respect to such information related directly to the Company.

Tipping includes passing information under circumstances that could suggest that you were trying to help another profit or avoid a loss. Exercise care when speaking with others who do not “need to know”, even if they are subject to this Policy, as well as when communicating with family, friends and others not associated with the Company. To avoid the appearance of impropriety, refrain from discussing our business or prospects or making recommendations about buying or selling our securities or the securities of other companies with which we have a relationship. Inquiries about the Company should be directed to our investor relations teams.

Section 7.Recommendations Regarding Trading in Company Securities are Prohibited. No person subject to this Policy may make recommendations or express opinions on trading in Company securities while in possession of material nonpublic information, except to advise others not to trade in Company securities if doing so might violate the law or this Policy.
Section 8.Only Designated Company Spokespersons Are Authorized to Disclose Material Nonpublic Information. Applicable securities laws prohibit the Company from selectively disclosing material nonpublic information. The Company has established a Regulation FD Compliance Policy, which includes procedures for releasing material information in a manner that is designed to achieve broad dissemination of the information immediately upon its release. Employees must follow the Company’s Regulation FD Compliance Policy, which among other things prohibits employees from in any manner disclosing material nonpublic information to anyone outside the Company, including family members and friends, and including social media or electronic communications. Any inquiries about the Company should be directed to our investor relations team.
Section 9.Other Transactions in Company Securities.
●	General Rule. This Policy applies to all transactions in Company securities, including any securities the Company may issue from time to time, such as preferred shares, warrants and convertible debentures, as well as to derivative securities relating to the shares of the Company, whether or not issued by Company, such as exchange-traded options.
●	Employee Benefit Plans.
1.Equity Incentive Plans. The trading restrictions set forth in this Policy do not apply to the exercise of stock options or exercise or settlement of other equity awards, but do apply to all sales of securities to pay the exercise price or associated tax withholding, including a “same-day sale” of shares received on exercise of options to pay the exercise price (sometimes called a “cashless exercise”) or applicable tax withholding. These restrictions also apply to the same-day sale of shares received on the settlement of restricted stock units or similar awards to cover applicable tax withholding.
2.Employee Stock Purchase Plans. The trading restrictions set forth in this Policy do not apply to purchases of Company securities pursuant to the employee’s advance instructions under any employee stock purchase plans or employee benefit plans (e.g., a pension or 401(k) plan). However, no alteration to instructions regarding the level of withholding or the purchase of Company securities in such plans is permitted while in the possession of material nonpublic information. Any sale of securities acquired under such plans remains subject to the prohibitions and restrictions of this Policy.
Section 10.Directors, Officers and Certain Named Employees Are Subject to Additional Restrictions.

●	Section 16 Insiders. The Company’s directors and officers (“Section 16 Insiders”) are subject to the reporting provisions and trading restrictions of Section 16 of the Exchange Act and the underlying rules and regulations promulgated by the SEC.
●	Reporting Insiders. The Company’s directors and certain officers of the Company and others who qualify as Reporting Insiders (as such term is defined in NI 55-104) (the “Reporting Insiders”) are subject to the reporting provisions and trading restrictions of Canadian securities laws.
●	Insider Employees. The Company has designated the persons with the roles/titles listed on Exhibit A as employees who have frequent access to material nonpublic information concerning the Company (“Insider Employees”). The Company will amend Exhibit A from time to time as necessary.
●	Additional Restrictions. Because Section 16 Insiders, Reporting Insiders and Insider Employees regularly possess material nonpublic information about the Company, and in light of the reporting requirements to which Section 16 Insiders and Reporting Insiders are subject under applicable securities laws, Section 16 Insiders, Reporting Insiders and Insider Employees are subject to the additional restrictions set forth in Appendix I hereto. For purposes of this Policy, Section 16 Insiders, Reporting Insiders and Insider Employees are each referred to as “Insiders.”
Section 11.Policy Violations Must Be Reported. Any person who violates this Policy, the Company’s Regulation FD Compliance Policy or any applicable laws governing insider trading, or knows of any such violation by any other person, must report the violation immediately to the Compliance Officer. Upon learning of any such violation, the Compliance Officer will determine whether the Company should release any material nonpublic information or whether the Company should report the violation to the SEC, Canadian securities regulatory authorities or other appropriate governmental authority.
Section 12.Insider Trading Compliance Officers. The Company’s Chief Financial Officer shall act as the Company’s Insider Trading Compliance Officer (the “Compliance Officer”); provided, however, that if the Chief Financial Officer is a party to a proposed trade or such position is not filled, transaction or inquiry relating to this Policy, the Company’s Chief Executive Officer shall act as the Compliance Officer with respect to such proposed trade, transaction or inquiry. The Compliance Officer may delegate his or her authority to act as the Compliance Officer as he or she deem necessary or appropriate in his or her sole discretion. The duties and powers of the Compliance Officer and his or her delegees may include the following:
●Administering, monitoring and enforcing compliance with this Policy.
●Responding to all inquiries relating to this Policy.
●Designating and announcing special trading blackout periods during which specified persons may trade in Company securities.
●Providing copies of this Policy and other appropriate materials to all current and new directors, officers, employees and consultants, and such other persons as the

Compliance Officer determines have access to material nonpublic information concerning the Company.
●Administering, monitoring and enforcing compliance with applicable insider trading laws and regulations.
●Assisting in the preparation and filing of all required SEC reports filed by Section 16 Insiders relating to their trading in Company securities, including Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
●Assisting in the preparation and filing of all required insider filings and reports with Canadian securities regulators through the System for Electronic Disclosure by Insiders (SEDI) filed by Reporting Insiders relating to their trading in Company securities.
●Maintaining as Company records originals or copies of all documents required by the provisions of this Policy, and copies of all required reports to be filed with the SEC or any Canadian securities regulatory authority relating to insider trading, including Form 55-102F2 and Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
●Proposing revisions to this Policy as necessary to reflect changes in applicable insider trading laws and regulations (to be considered by the Nominating and Corporate Governance Committee (the “Governance Committee”) of the Board of Directors (the “Board”) of the Company at its next meeting).
●Maintaining the accuracy of the list of roles/titles as set forth on Exhibit A, and updating such list periodically as necessary to reflect additions or deletions.
●Designing and requiring training about the obligations of this Policy as the Compliance Officer considers appropriate.

The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties under this Policy in the event that a Compliance Officer is unable or unavailable to perform such duties.

Section 13.Definition of “Material Nonpublic Information”
●	“Material”. Information about the Company is “material” if there is a substantial likelihood it would affect the investment or voting decisions of a reasonable investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the Company, and includes, for greater certainty, any material facts or material changes (as such terms are defined under applicable securities laws). Any type of information that would reasonably be expected to have a significant effect on the market price or value of Company securities or an investor’s decision to buy or sell Company securities is material. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed material, the following information ordinarily would be considered material:
o	Financial performance, including quarterly and year-end operating results, including significant changes in performance or liquidity.
o	Projections of future earnings or losses, or other earnings guidance, and any changes to previously announced earnings guidance.
o	Company projections and strategic plans.
o	New major contracts, suppliers, or finance sources or the loss thereof.
o	Significant changes or developments in products or services or delays in new product or service introduction or development.
o	Significant pricing or cost changes.
o	Potential mergers or acquisitions, the sale of Company assets or subsidiaries or major partnering agreements.
o	Changes in senior management or the Board.
o	Changes in corporate or capital structure.
o	Changes in business and operations.
o	Significant labor disputes or negotiations.
o	Changes in credit arrangements.
o	Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts.
o	A significant cybersecurity incident, such as a data breach or a significant disruption or unauthorized access to information technology infrastructure.
o	Actual or threatened major litigation, or the resolution of such litigation.
●	“Nonpublic”. Material information is “nonpublic” if it has not been widely disseminated to the general public through a report filed with the SEC and the Canadian securities regulatory authorities or through major newswire services, national news dissemination services or financial news services in Canada and the United States and investors have been given a reasonable amount of time to analyze the information. For purposes of this Policy, information will be considered public after the close of trading on the second full trading day following the Company’s widespread public release of the information. Material information includes material facts and material changes (as such terms are defined under applicable securities laws).

●	Consult Compliance Officer When in Doubt. Any employees who are unsure whether the information that they possess is material or nonpublic must consult the Compliance Officer for guidance before trading in any Company securities.
Section 14.The Company May Suspend All Trading Activities by Employees. In order to avoid any questions and to protect both the Company and its personnel from any potential liability, from time to time the Company may impose a “blackout” period during which some or all directors, officers and employees may not buy or sell Company securities. The Compliance Officer will impose such a blackout period if, in their judgment, there exists nonpublic information that would make trades by the specified group of persons inappropriate in light of the risk that such trades could be viewed as violating applicable securities laws. If you are made aware of such a blackout period, you may not disclose its existence to anyone. The Board will not approve the grant of stock options or other forms of equity-based compensation awards during the period of any trading black-out.
Section 15.Maintaining Confidentiality. All directors, officers and employees of the Company and its subsidiaries are prohibited from informing, other than in the necessary course of business, another person or company of material undisclosed information relating to the Company.

A director, officer or employee of the Company and its subsidiaries may disclose material undisclosed information to third parties where doing so is in the necessary course of business. This exception would generally cover communications with:

●	Vendors, suppliers, or strategic partners on issues such as research and development, sales and marketing, and supply contracts.
●	Employees, officers, and board members.
●	Lenders, legal counsel, auditors, underwriters, and financial and other professional advisors to the Company.
●	Parties to negotiations.
●	Labor unions and industry associations.
●	Government agencies and non-governmental regulators.
●	Credit rating agencies (provided that the information is disclosed for the purpose of assisting the agency to formulate a credit rating and the agency’s ratings generally are or will be publicly available).

Communicating material undisclosed information to family members, friends or other third parties constitutes tipping and can result in serious consequences for the Company and the persons communicating and receiving the information.

Information communicated internally and externally to outside parties in the necessary course of business should be done on a need-to-know basis consisting only of that information that is necessary for the recipient to be able to perform its responsibilities.

Outside parties who are aware of material undisclosed information relating to the Company must be advised that:

●	The information is confidential.
●	They must not communicate that information to anyone else except in the necessary course of business and on a need-to-know basis.
●	They are subject to the insider trading, tipping and recommending prohibitions of applicable securities laws.

An outside party will generally be required to enter into a confidentiality agreement with the Company except in circumstances where the party owes a duty of trust or confidence to the Company.

In order to prevent the misuse or inadvertent disclosure of material undisclosed information, the following procedures should be observed:

●	Documents and files containing confidential information should be kept in a safe place to which access is restricted to individuals on a need-to-know basis.
●	Code names should be used where appropriate.
●	Confidential matters should not be discussed in places where discussion could be overheard (for example, elevators, hallways, restaurants, airplanes or taxis).
●	Reasonable care should be exercised in the use of wireless telephones or other wireless devices.
●	Confidential documents should not be read or displayed in public places and should not be discarded where others can retrieve them.
●	Employees must ensure that they maintain the confidentiality of information in their possession outside of the office as well as inside the office.
●	Reasonable care should be exercised in the transmission of confidential information by electronic means.
●	Unnecessary copying of confidential documents should be avoided and documents containing confidential information should be promptly removed from conference rooms and work areas after meetings are concluded.
●	Extra copies of confidential documents should be shredded or otherwise destroyed.
●	Access to confidential electronic data should be restricted through the use of passwords.
Section 16.Applicability of Policy to Securities and Material Undisclosed Information of other Companies. The prohibitions contained in this Policy with respect to insider trading, tipping and recommending trades in securities of the Company will also apply to directors, officers and employees of the Company and its subsidiaries in relation to the securities of other companies in circumstances where such persons may be in possession of material undisclosed information relating to such companies obtained in the course of the Company's business. In these circumstances, information about other companies should be treated in the same way as comparable information relating to the Company.
Section 17.Violations of Insider Trading Laws or This Policy Can Result in Severe Consequences.
●	Civil and Criminal Penalties. The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge profit made or loss avoided, pay civil penalties up to three times the profit made or loss avoided, face private action for damages or public interest orders such as trading bans and bans against acting as a director or officer of a public company and acting as or becoming a registrant, as well as be subject to criminal penalties, including up to imprisonment and/or fines. Persons found guilty of insider trading or tipping may also be subject to a fine and may also be liable to compensate for damages the buyer or seller of securities (in the case of insider trading) or any person that bought or sold securities to or from a tippee (in the case of tipping) and otherwise prohibited from trading in securities or acting as an officer or director of a company. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties.
●	Company Discipline. Violation of this Policy or applicable insider trading laws by any director, officer or employee may subject the director to removal proceedings and the officer or employee to disciplinary action by the Company, including termination for cause.
Section 18.This Policy Is Subject to Revision. The Company may change the terms of this Policy from time to time to respond to developments in law and practice, and will take steps to inform all affected persons of any material changes.
Section 19.All Persons Must Acknowledge Their Agreement to Comply with This Policy. This Policy will be available on the Company’s internal website and delivered to all persons subject to this Policy upon adoption or the commencement of their employment or other service relationship with the Company. Upon first receiving a copy of this Policy, each such person must sign an acknowledgment that he or she has received a copy of and agrees to comply with this Policy. The Compliance Officer may periodically require written certifications by those subject to this Policy, including as to their compliance with this Policy or to refresh their acknowledgement of and agreement to comply with this Policy. Any acknowledgment and agreement hereunder will constitute consent for the Company to impose sanctions for violation of this Policy and to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with this Policy.

APPENDIX I

Special Restrictions on Transactions in
Company Securities by Insiders

To minimize the risk of apparent or actual violations of the rules governing insider trading, we have adopted these special restrictions relating to transactions in our securities by Insiders. Insiders are responsible for ensuring compliance with this Appendix I, including restrictions on all trading during certain periods, by family members and members of their households and by entities over which they exercise voting or investment control or otherwise exercise direction or control. Insiders should provide each of these persons or entities with a copy of this Policy.

Section 1.Trade Pre-Clearance Required. As part of this Policy, all purchases and sales of equity securities of the Company by Insiders, other than transactions that are not subject to this Policy or transactions pursuant to a Rule 10b5-1 trading plan or other automatic plan authorized by the Compliance Officer, must be pre-cleared by the Compliance Officer. This requirement is intended to prevent inadvertent Policy violations, avoid trades involving the appearance of improper insider trading, facilitate timely Form 4 reporting by Section 16 Insiders and insider reporting on SEDI by Reporting Insiders and avoid transactions that are subject to disgorgement under applicable securities laws.

Requests for pre-clearance must be submitted via email to the Compliance Officer at least two business days in advance of each proposed transaction. If the Insider does not receive a response from the Compliance Officer within 24 hours, the Insider must follow up to ensure that the message was received. Each Insider’s request for pre-clearance should include the following information:

●The nature of the proposed transaction.
●The expected date of the transaction.
●The number of shares involved.
●If the transaction involves a stock option exercise in connection with a sale to cover the exercise price or a subsequent sale, or a stock option exercise by way of “cashless exercise”, “net exercise” or “surrender”, the specific option to be exercised.
●Contact information for the broker who will execute the transaction.
●A confirmation that the Insider has carefully considered whether he or she may be aware of any material nonpublic information relating to the Company (describing any borderline matters or items of potential concern) and has concluded that he or she does not.
●Whether the transaction complies with all rules and regulations, including Rule 144, Rule 701, Form S-8, and Section 16 of the Exchange Act or NI 55-104, applicable to securities transactions by the Insider.

●Any other information that is material to the Compliance Officer’s consideration of the proposed transaction.

The Compliance Officer may withhold or condition pre-clearance in his or her sole discretion. If the proposed transaction is pre-cleared, the Insider may proceed with it on the approved terms within three days of the pre-clearance, provided that he or she complies with all other securities law and Company requirements, such as Rule 144, Section 16 and NI 55-104 reporting obligations, prohibitions regarding trading on the basis of inside information, and compliance with any special trading blackout imposed by the Company prior to the completion of the trade.

Section 2.Pre-Clearance of Automatic Trading Plans Required. Pre-clearance by the Compliance Officer is required for an Insider to enter into or modify a written contract, letter of instruction or plan that complies with the requirements of applicable securities laws (an “Automatic Trading Plan”). Plans that are not pre-cleared may not be used by an Insider. Pre-clearance must be requested at least five full trading days prior to entry into or modification of the Automatic Trading Plan and be accompanied by a copy of the plan. However, pre-clearance will not be required for individual transactions effected pursuant to a pre-cleared Automatic Trading Plan. All Insiders must immediately report the results of transactions effected under a trading plan to the Compliance Officer since they will be reportable following the execution of the trade.
Section 3.Hardship Exemptions. The Compliance Officer may, on a case-by-case basis, exempt a transaction by an Insider from this Policy due to financial or other hardship. Any request for a hardship exemption must be in writing and must describe the amount and nature of the proposed transaction and the circumstances of the hardship. The Insider requesting the hardship exemption must also certify to the Compliance Officer that he or she is not in possession of material nonpublic information concerning the Company or (such as in the case of a gift or other non-monetization transaction to a party who promises not to sell the securities received for some time or to a party subject to this Policy) that the transaction does not misuse the Company’s information. The existence of this process does not in any way obligate the Compliance Officer to approve any hardship exemption requested by an Insider, and all Insiders are cautioned that this exemption is intended to address limited and unusual circumstances.
Section 4.Brokers. All Insiders must ensure that their broker does not execute any transaction for the Insider (other than under a pre-cleared Automatic Trading Plan) until the broker has verified with the Compliance Officer that the transaction has been pre-cleared.
Section 5.Reporting of Transactions Required. To facilitate timely reporting on SEDI and under Section 16 of the Exchange Act, Reporting Insiders and Section 16 Insiders are required to on the same day as the trade date, or, with respect to transactions effected pursuant to an Automatic Trading Plan, on the day the Insider is advised of the terms of the transaction, (a) report the details of each transaction to the Compliance Officer and (b) arrange with persons whose trades must be reported by the Insider under Section 16 (such as immediate family members living in the Insider’s household) to immediately report directly to the Company and to the Insider the following transaction details:
●Transaction date (trade date)

●Number of shares involved.
●Price per share at which the transaction was executed (before addition or deduction of brokerage commission and other transaction fees).
●For stock option exercises, the specific option exercised.
●Contact information for the broker who executed the transaction.
●Specific representation that the Insider is not in possession of material non-public information.
●Whether the transaction was pursuant to a trading plan or other automatic trading plan.
●For a Section 16 Insider, a specific representation whether the transaction was intended to satisfy the affirmative defense conditions of Rule 10b5-1(c).

The transaction details must be reported to the Compliance Officer, with copies to Company personnel (if any) who assist the Reporting Insider in preparing his or her insider reports and/or the Section 16 Insider in preparing his or her Form 4, as applicable.

If reports required to be filed on SEDI are filed late, Reporting Insiders will generally be subject to a fine per day, per insider, per issuer.

Section 6.Named Employees Considered Insiders. The Governance Committee of the Board will review, at least annually, those individuals deemed to be “Insiders” for purposes of this Appendix I. Insiders shall include persons subject to insider reporting obligations under NI 55-102 and Section 16 and such other persons as the Governance Committee deems to be Insiders. Generally, Insiders shall be any person who by function of their employment is consistently in possession of material nonpublic information or performs an operational role, such as head of a division or business unit, that is material to the Company as a whole.
Section 7.Special Guidelines for Automatic Trading Plans. An Insider will not be deemed to have violated this Policy for transactions pursuant to an Automatic Trading Plan that has been pre-cleared by the Compliance Officer. The Compliance Officer may withhold or condition pre-clearance of any proposed Automatic Trading Plan (each, a “Proposed Plan”) for any reason, in his or her sole discretion.
A.	No earlier than two business days prior to the date that the Proposed Plan is to be adopted, any Insider establishing a Proposed Plan must certify to the Compliance Officer in writing that as of such date and as of the adoption date of the Proposed Plan:
(i)	such person is not and to such person’s knowledge, will not be, aware of material nonpublic information concerning the Company;
(ii)	all such trades to be made pursuant to the Proposed Plan will be made in accordance with the applicable securities laws and stock exchange rules;

(iii)	such person is adopting the Proposed Plan in good faith and not as part of a plan or scheme to evade the prohibitions of applicable securities laws;
(iv)	such person will act in good faith with respect to the Proposed Plan throughout its duration; and
(v)	the Proposed Plan complies with the requirements of applicable securities laws.

This certification may be made in an email to the Compliance Officer.  The person establishing the Proposed Plan must notify the Compliance Officer promptly via email and withdraw the certification if any changes of circumstances prior to the adoption date of the Proposed Plan have or will render such certification to be inaccurate as of that time.

B.	The Compliance Officer will not pre-clear a Proposed Plan if he or she concludes that the Proposed Plan:
●	Fails to comply with the requirements of applicable securities laws, including Rule 10b5-1 and the SEC’s rules thereon, as amended from time to time;
●	Would permit a transaction to occur before (A) for Section 16 Insiders and/or Reporting Insiders, as applicable, adopting a Proposed Plan, the later of (i) 90 days after adoption of the Proposed Plan or (ii) two business days after disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the Proposed Plan was adopted (subject to a maximum of 120 days after adoption of the Proposed Plan), and (B) for all other employees adopting a Proposed Plan that are not Section 16 Insiders or Reporting Insiders, 30 days after adoption.
●	Is established during a “closed” window period or a special “blackout” period, or the Insider is unable to represent to the satisfaction of the Compliance Officer that the Insider is not in possession of material nonpublic information regarding the Company.
●	Lacks appropriate mechanisms to ensure that the Insider complies with all applicable securities laws, rules and regulations, including Rule 144, Rule 701, Form S-8, and Section 16 of the Exchange Act, applicable to securities transactions by the Insider.
●	Does not provide the Company the right to suspend all transactions under the Proposed Plan if the Compliance Officer, in his or her sole discretion, deems such suspension necessary or advisable, including suspensions to comply with any “lock-up” agreement the Company agrees to in connection with a financing or other similar events.

●	Exposes the Company to liability under any other applicable state or federal rule, regulation or law;
●	Creates any appearance of impropriety;
●	Fails to meet guidelines established by the Company; or
●	Otherwise fails to satisfy the Compliance Officer for any reason.
C.	Any modifications or amendments to or deviations from an Automatic Trading Plan are deemed to be the Insider entering into a new Automatic Trading Plan and, accordingly, require pre-clearance of such modification or deviation pursuant to Section 2 of this Appendix I.
D.	Any termination of an Automatic Trading Plan must be immediately reported to the Compliance Officer. If an Insider has pre-cleared a new 10b5-1 Plan (the “Second Plan”) intended to succeed an earlier pre-cleared 10b5-1 Plan (the “First Plan”), the Insider may not affirmatively terminate the First Plan without pre-clearance pursuant to Section 2 of this Appendix I, because such termination is deemed to be entering into the Second Plan.
E.	No Insider may adopt a single-trade Automatic Trading Plan during the 12-month period immediately following the Insider’s adoption of another single-trade Automatic Trading Plan, subject to the exceptions noted in Rule 10b5-1.
F.	An Insider may have no more than one Automatic Trading Plan adopted at any point in time (i.e., multiple concurrent or overlapping plans are prohibited), subject to the express approval by the Compliance Officer and the exceptions noted in Rule 10b5-1. One of these exceptions is for plans authorizing certain “sell-to-cover” transactions.
G.	Employees, officers or directors are not allowed to enter into “non-Rule 10b5-1 trading arrangements” (as defined in Regulation S-K Item 408(c) of the Exchange Act) unless otherwise approved in advance by the Compliance Officer.
H.	None of the Company, the Compliance Officer, nor any of the Company’s officers, employees or other representatives shall be deemed, solely by their pre-clearance of a Proposed Plan, to have represented that it complies with applicable securities laws, including Rule 10b5-1 or to have assumed any liability or responsibility to the Insider or any other party if the 10b5-1 Plan fails to comply with such laws.
I.	Upon entering into or amending a Rule10b5-1 Plan, the director or officer must promptly provide a copy of the plan to the Company and, upon request, confirm the Company’s planned disclosure regarding the entry into or termination of a plan (including the date of adoption or termination of the plan, duration of the plan, and aggregate number of securities to be sold or purchased under the plan).

EXHIBIT A
INSIDER EMPLOYEES
(as of October 1, 2024)

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Michelle Rodprajong
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Jaynee Tolle
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Mark Adams
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Courtney Schoettker
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Pamela Mattson
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Martha Raya
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Carolyn Hunt
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Sonya Ware
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Matthew Seals
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James Atkins
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Adele Tilzer
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Nancy Miller
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Sylvia Williams
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Lisa Martin
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Kristine Buchanan
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Caroline Gross
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Erica Deramus
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Noah Belemjian
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Tyler Terry
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John Kelly